WHITING PETROLEUM CORPORATION
SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

	Effective February 1, 2006
		Committee Service
	Board Service	Audit	Compensation	Nominating and Governance
Annual Retainer	$36,000
Restricted Stock, vesting over three years	1,800 shares
Committee Chair Annual Retainer		$20,000	$15,000	$15,000
Committee Chair Restricted Stock, vesting
over three years		1,000	750	750
Committee Member Annual Retainer		$ 5,000	$ 3,000	$ 3,000
Meeting fee, including telephonic meetings of
over one hour	$ 1,500	$ 1,500	$ 1,500	$ 1,500
Telephonic meetings of one hour or less	$ 750	$ 750	$ 750	$ 750

Non-employee directors are also eligible to receive health insurance coverage from Whiting Petroleum Corporation.